EX-FILING FEES

CALCULATION OF FILING FEE TABLES

F-3

BANK OF MONTREAL /CAN/

Narrative Disclosure

The maximum aggregate offering price of the securities to which the prospectus relates is $1,625,000.00 . The prospectus is a final prospectus for the related offering.